YOUTHSTREAM MEDIA NETWORKS INC.

                         List of Activity Subsidiaries:


Network Event Theater, Inc.

National Campus Media, Inc.

American Passage Media, Inc.

Media Publications Company, Inc.

National Campus Postcards, Inc.

Trent Graphics, Inc.

Collegeweb.com, Inc.

CommonPlaces LLC

Invino Corporation

Sixdegrees, Inc.